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                                                                    EXHIBIT 99.1

CONTACT:

Mr. Robert Amundsen                           Mr. Chris Rallis
I. Executive Vice President, Chief            President, Chief Operating Officer
Financial Officer

Triangle Pharmaceuticals, Inc.                Triangle Pharmaceuticals, Inc.
(919) 493-5980                                (919) 493-5980

WWW.TRIPHARM.COM                              WWW.TRIPHARM.COM

FOR IMMEDIATE RELEASE:

Triangle Pharmaceuticals Plans 3rd Quarter 2002 NDA Submission for Coviracil(R) (emtricitabine) and Discontinues Development of Coactinon(R)(emivirine)

DURHAM, N.C., JANUARY 17, 2002. -- Triangle Pharmaceuticals, Inc. (Nasdaq: VIRS) today provided updated information on the development of two of its HIV compounds, Coviracil and Coactinon.

Following recent discussions with the FDA, Triangle now plans to submit a New Drug Application (NDA) early this fall for Coviracil in the treatment of HIV. The Company expects Coviracil to become its first product for which an NDA is submitted, marking a critical milestone in the Company's history.

Triangle further intends to terminate development of Coactinon, another of its HIV compounds. The Company recently completed a planned interim analysis of 24-week data from study MKC-401. Although the results of this interim analysis did not trigger the pre-defined criteria for stopping the study, the interim analysis indicated that Coactinon was not performing as well as its comparator drug, abacavir, across the full study population. Therefore, Triangle has elected to discontinue development of Coactinon and allocate the Company's personnel and other resources to more promising drug candidates within its portfolio. Those drug candidates include: (1) Coviracil, for which a 3rd quarter NDA submission is planned for the treatment of HIV disease and a pivotal trial is ongoing in the treatment of hepatitis B infection; (2) amdoxovir (DAPD), for which the Company plans to initiate several Phase II trials in HIV during 2002; and (3) clevudine (L-FMAU), which is currently in an ongoing Phase I/II study in the treatment of hepatitis-B infection and for which a Phase II program is planned to be commenced during 2002. Triangle will provide a full update on these programs and the Company's 2002 financial and operating plans in conjunction with its earnings release scheduled for early February 2002.

"We are very pleased to be in a position to submit the Coviracil NDA in the third quarter of this year," stated Dr. David Barry, Chairman and CEO of Triangle. Dr. Barry
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continued, "With the expected Coviracil NDA submission now only two quarters away, we must prioritize our efforts and resources to ensure that this timeline is met, and to advance the most promising programs in our pipeline as aggressively as possible."

Triangle stands to receive potential reimbursement milestones from Abbott Laboratories of up to $85 million upon obtaining regulatory approval and the launch of Coviracil for the treatment of HIV in the U.S. and Europe. In addition, despite the termination of the Coactinon program, Triangle stands to receive additional potential reimbursement milestones of up to $35 million upon obtaining regulatory approvals of amdoxovir and clevudine in the U.S. Under a 1999 agreement, Triangle and Abbott have joint rights to commercialize Coviracil, amdoxovir, and clevudine in the U.S. Outside the U.S., Abbott will have exclusive commercialization rights for these drug candidates.

The Company will hold a conference call on Friday, January 18, 2002 at 11:30 a.m. EST. Interested parties in the U.S. may join the call by dialing toll free 877-679-9055. International callers may dial 952-556-2808. The confirmation number is 5788516 and the moderator is Dr. David Barry. The call will be Webcast on the Triangle Pharmaceuticals Web site at WWW.TRIPHARM.COM and archived for replay on the site for one week after the call.

Triangle Pharmaceuticals is engaged in the development of new antiviral drug candidates, with a particular focus on therapies for the human immunodeficiency virus (HIV) and hepatitis. Triangle's proprietary drug candidates under development for HIV and/or hepatitis include Coviracil(R) (emtricitabine), amdoxovir and clevudine. Triangle is also developing immunotherapies for HIV and hepatitis in collaboration with Dynavax Technology Corporation utilizing Dynavax' ImmunoStimulatory Sequence (ISS) technology. More information about Triangle's portfolio, management and product development strategy is available on Triangle's website at: WWW.TRIPHARM.COM.

Statements in this press release that are not historical facts are forward-looking statements and are subject to numerous risks and uncertainties, including the fact that clinical trials for our drug candidates may not proceed as planned and regulatory submissions for our drug candidates may be delayed. Additionally, other risks include the fact that the Company may be unable to successfully complete pivotal clinical trials or that its trials could be halted or terminated by regulatory authorities, the Company may be unable to commercialize Coviracil, DAPD and ISS-based therapies due to patent rights held by third parties, that cash usage targets may not be met for a number of reasons, including the risk that changes in our drug development strategies or unpredictable events may impact the timing and degree of actual spending, the Company's ability to obtain additional funding (including contingent contractual milestone payments), patent protection and required regulatory approvals for its drug
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candidates, the development of competitive products by others, the cost of coactive therapy and the extent to which coactive therapy achieves market acceptance, the Company's success in identifying new drug candidates, acquiring rights to the candidates on favorable terms and developing any candidates to which the Company acquires any rights, and that the Company's collaborations with third parties may not prove successful. These and other risks are discussed in detail from time to time in the Company's filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those predicted in this press release. The Company disclaims any obligations to update any forward-looking statements in this press release.